Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-202317 and Form S-8s No. 333-204632, 333-165535 and 333-184789) of Echo Global Logistics, Inc. and in the related Prospectuses of our report dated February 26, 2016, with respect to the effectiveness of internal control over financial reporting of Echo Global Logistics, Inc., included in this Amended Annual Report (Form 10-K/A) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois
October 27, 2016